As Filed with the Securities and Exchange
                                       Commission on July 2, 2002

                                       Registration No. 333-55098

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-11
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

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            Global Express Capital Real Estate Investment Fund I, LLC
      (Exact name of registrant as specified in its governing instruments)

         8540 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123,
                                 (702) 794-4411
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Connie S. Farris, Chief Executive Officer
   Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage
          8540 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123
                                 (702) 794-4411
   (Address, including zip code, and telephone number, including area code, of agent for service)

      The commission is requested to send copies of all communications to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125

Approximate date of commencement of proposed sale to the public: N/A.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

EXPLANATORY PARAGRAPH

      This Post-Effective Amendment is being filed to amend the "Amended and Restated Operating Agreement" and the "Subscription Agreement and Power of Attorney" of Global Express Capital Real Estate Investment Fund I, LLC (the "Fund"), attached as exhibits B and C, respectively, to the Fund's Prospectus dated October 4, 2001, as amended on January 17, 2002, April 30, 2002 and June 20, 2002 (the "Prospectus"). A supplement to the Fund's Prospectus was filed with the Securities and Exchange Commission on June 20, 2002, to incorporate the changes made in this Post-Effective Amendment to the Prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits.

*1.1  Form of Underwriting Agreement.

*1.2  Form of Selected Dealer Agreement.

*3    Articles of Organization, as amended.

4.1 Amended and Restated Operating Agreement of Registrant (filed with this Post-Effective Amendment No. 2).

4.2 Subscription Agreement and Power of Attorney (filed with this Post-Effective Amendment No. 2).

*4.3  Form of Unit Certificate.

*5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities.

*8 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters.

*10.1 Escrow Agreement with Southwest Escrow Company, as Escrow Agent.

*23.1 Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

*23.2 Consent of James R. Bonzo, C.P.A.

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*     Previously filed with Amendment No. 4 to the Registration Statement filed on September 27, 2001.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No.2 on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on July 2, 2002.

                                        GLOBAL EXPRESS CAPITAL REAL ESTATE
                                        INVESTMENT FUND I, LLC

                                        By: Conrex International Financial, Inc.
                                        d/b/a Global Express Capital Mortgage,
                                        its Sole Manager


                                        /s/ Connie S. Farris
                                        ----------------------------------------
                                        Connie S. Farris Director and President
                                        (Chief Executive Officer of Manager)

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following person in the capacity and on the date indicated.

NAME                            TITLE                               DATE
----                            -----                               ----


/s/ Connie S. Farris            Director and President of           July 2, 2002
------------------------         the Manager
Connie S. Farris

Exhibit Index

*1.1  Form of Underwriting Agreement.

*1.2  Form of Selected Dealer Agreement.

*3    Articles of Organization, as amended.

4.1 Amended and Restated Operating Agreement of Registrant (filed with this Post-Effective Amendment No. 2).

4.2 Subscription Agreement and Power of Attorney (filed with this Post-Effective Amendment No. 2).

*4.3  Form of Unit Certificate.

*5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities.

*8 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters.

*10.1 Escrow Agreement with Southwest Escrow Company, as Escrow Agent.

*23.1 Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

*23.2 Consent of James R. Bonzo, C.P.A.

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*     Previously filed with Amendment No. 4 to the Registration Statement filed on September 27, 2001.